Exhibit 99.1

Media Contact:	or	Investor/analyst contact:
Bobbie Egan		Chris Berry
Media Relations Manager		Managing Director of Investor Relations
(206) 392-5134		(206) 392-5260

Apr 4, 2012

Alaska Air Group Reports March Operational Results

SEATTLE - Alaska Air Group Inc. (NYSE: ALK) today reported March operational results for its subsidiaries, Alaska Airlines and Horizon Air, and on a combined basis. Detailed information is provided below.

ALASKA AIRLINES - MAINLINE
Alaska reported a 4.7 percent increase in traffic on a 3.0 percent increase in capacity compared to March 2011. This resulted in a 1.4-point increase in load factor to a record 88.8 percent, the highest load factor of any month in the Company's history. This also contributed to a record first quarter load factor of 85.7 percent. Alaska reported 85.3 percent of its flights arrived on time in March, compared to the 82.6 percent reported in March 2011.
The following table shows Alaska's operational results for March and first quarter of 2012, compared to the prior-year periods:

	March			1st Quarter
	2012	2011	Change	2012	2011	Change
Revenue passengers (in thousands)	1,580	1,541	2.5%	4,275	4,107	4.1%
Revenue passenger miles RPM (in millions)	2,060	1,967	4.7%	5,637	5,279	6.8%
Available seat miles ASM (in millions)	2,319	2,251	3.0%	6,575	6,353	3.5%
Passenger load factor	88.8%	87.4%	1.4 pts	85.7%	83.1%	2.6 pts
On-time arrivals as reported to U.S. DOT	85.3%	82.6%	2.7 pts	84.5%	83.4%	1.1 pts

-more-

HORIZON AIR
Horizon reported a 15.2 percent decline in March traffic on a 14.3 percent decline in capacity compared to March 2011. This resulted in a 0.8-point decrease in load factor to 78.3 percent. Horizon also reported 88.1 percent of its flights arrived on time in March, compared to the 80.2 percent reported in March 2011. The significant decline in capacity and traffic for Horizon from the prior year is due primarily to the completion of Horizon's transition out of the CRJ-700 regional jet and a corresponding reduction in the size of Horizon's operating fleet from 54 aircraft at March 31, 2011, to 48 aircraft at March 31, 2012. This transition was completed in June 2011.
The following table shows Horizon's operational results for March and first quarter of 2012, compared to the prior-year periods:

	March			1st Quarter
	2012	2011	Change	2012	2011	Change
Revenue passengers (in thousands)	571	595	(4.0)%	1,583	1,645	(3.8)%
RPMs (in millions)	173	204	(15.2)%	482	563	(14.4)%
ASMs (in millions)	221	258	(14.3)%	634	742	(14.6)%
Passenger load factor	78.3%	79.1%	(0.8) pts	76.0%	75.9%	0.1 pts
On-time arrivals	88.1%	80.2%	7.9 pts	88.2%	77.0%	11.2 pts

AIR GROUP (including flights operated by third parties)
On a combined basis, Air Group reported a 4.7 percent increase in traffic on a 2.9 percent increase in capacity compared to March 2011. This resulted in a 1.4-point increase in load factor to 87.9 percent, an all-time monthly record for Air Group. These statistics include flights operated by Alaska and those under capacity purchase agreements, including Horizon, SkyWest and PenAir.
The following table shows the operational results for March and first quarter of 2012, compared to the prior-year periods:

	March			1st Quarter
	2012	2011	Change	2012	2011	Change
Revenue passengers (in thousands)	2,201	2,136	3.0%	5,995	5,752	4.2%
RPMs (in millions)	2,276	2,174	4.7%	6,232	5,853	6.5%
ASMs (in millions)	2,588	2,514	2.9%	7,344	7,112	3.3%
Passenger load factor	87.9%	86.5%	1.4 pts	84.9%	82.3%	2.6 pts

-more-

Alaska Airlines and Horizon Air, subsidiaries of Alaska Air Group (NYSE: ALK), together serve more than 90 cities through an expansive network in Alaska, the Lower 48, Hawaii, Canada and Mexico. Alaska Airlines ranked “Highest in Customer Satisfaction Among Traditional Network Carriers” in the J.D. Power and Associates 2008, 2009, 2010 and 2011 North America Airline Satisfaction StudiesSM. For reservations, visit www.alaskaair.com. For more news and information, visit the Alaska Airlines/Horizon Air Newsroom at www.alaskaair.com/newsroom.
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